Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2010, with respect to the consolidated financial statements of Bravo Health, Inc. incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of HealthSpring, Inc. for the registration of shares of its common stock.
/s/Ernst & Young LLP
Baltimore, Maryland
March 24, 2011